Exhibit 99.1

BIO-TECHNE RELEASES FIRST QUARTER FISCAL 2022 RESULTS

Minneapolis/November 2, 2021/ Bio-Techne Corporation (NASDAQ:TECH) today reported its financial results for the first quarter ended September 30, 2021.

First Quarter FY2022 Snapshot

●	First quarter organic revenue increased by 21% (26% reported) to $257.7 million.

●	GAAP EPS was $1.69 versus $0.83 one year ago. Delivered adjusted earnings per share (EPS) of $1.83 versus $1.43 a year ago.

●	Protein Sciences achieved 26% organic growth, its third consecutive quarter of organic growth above 20%.

●	Adjusted operating income increased 25% (29% reported) when compared to the prior year.

●	Excellent commercial execution in all major geographic regions, with North America and Europe organic growth of at least 20%, and China increasing over 50%.

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted diluted EPS, adjusted earnings, adjusted gross margin, adjusted operating income, adjusted tax rate, organic growth, and adjusted operating margin are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of non-GAAP Adjusted Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures is included in this press release.

“The Bio-Techne team executed at a high level during the first quarter and our fiscal 2022 is off to a strong start,” said Chuck Kummeth, President and Chief Executive Officer of Bio-Techne. “We experienced broad strength across our portfolio of proteomic research reagents and analytical tools, which led to organic growth of 21% in the quarter, as our diverse offering continued to deliver solutions to enable life sciences discoveries.”

Kummeth added, “Additionally, our Cell and Gene Therapy initiatives made significant progress in the quarter, as our portfolio of reagents and workflow solutions increased over 60% in the quarter, including growth of over 165% in our GMP protein business. This momentum is having a broader impact throughout the Company, driving adoption of our media, assays, instrumentation, antibodies and other offerings in our portfolio. I am extremely excited about the potential of these emerging therapies and the role Bio-Techne is playing to advance the industry.”

First Quarter Fiscal 2022

Revenue

Net sales for the first quarter increased 26% to $257.7 million. Organic growth was 21% compared to the prior year, with acquisitions contributing 4% and foreign currency exchange having a favorable impact of 1%. Organic revenue growth was mainly driven by strong BioPharma demand, especially for products, services and solutions from the Protein Sciences segment and by overall execution of the Company’s long-term growth strategy.

GAAP Earnings Results

GAAP EPS was $1.69 per diluted share, versus $0.83 in the same quarter last year. GAAP EPS was impacted by a current period non-operating mark-to-market gain in on our ChemoCentryx investment compared to a loss in the prior year period. GAAP operating income for the first quarter of fiscal 2022 increased 28.8% to $63.2 million, compared to $49.1 million in the first quarter of fiscal 2021. GAAP operating margin was 24.5%, compared to 24.0% in the first quarter of fiscal 2021. GAAP operating income and operating margin compared to prior year was positively impacted by volume leverage, which was partially offset by additional investments made in the business to support future growth.

Non-GAAP Earnings Results

Adjusted EPS increased to $1.83 per diluted share, versus $1.43 in the same quarter last year, an increase of 28%, primarily attributable to sales growth. Adjusted operating income for the first quarter of fiscal 2022 increased 24.7% compared to the first quarter of fiscal 2021. Adjusted operating margin was 37.8%, compared to 38.2% in the first quarter of fiscal 2021. Adjusted operating margin compared to the prior year was negatively impacted by acquisitions and additional investments made in the business to support future growth, which was partially offset by favorable volume leverage.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s business segments, as highlighted below.

Protein Sciences Segment

The Company’s Protein Sciences segment is one of the world’s leading suppliers of specialized proteins such as cytokines and growth factors, immunoassays, antibodies and reagents, to the biotechnology and academic research communities. Additionally, the segment provides an array of platforms useful in various areas of protein analysis. Protein Sciences segment’s first quarter fiscal 2022 net sales were $197.2 million, an increase of 28% from $154.4 million for the first quarter of fiscal 2021. Organic growth for the segment was 26%, with foreign currency exchange having a favorable impact of 2% on revenue growth. Protein Sciences segment’s operating margin was 45.7% in the first quarter of fiscal 2022 compared to 45.6% in the first quarter of fiscal 2021. The segment’s operating margin compared to the prior year was positively impacted by volume leverage largely offset by strategic investments to support future growth.

Diagnostics and Genomics Segment

The Company’s Diagnostics and Genomics segment provides blood chemistry and blood gas quality controls, hematology instrument controls, immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Diagnostics and Genomics segment also develops and provides in situ hybridization products as well as exosome-based diagnostics for various pathologies, including prostate cancer. The Diagnostics and Genomics segment’s first quarter fiscal 2022 net sales were $61.0 million, an increase of 22% from $50.1 million for the first quarter of fiscal 2021. Organic growth for the segment was 6%, with acquisitions contributing 15% to revenue growth and foreign currency exchange having a favorable impact of 1%. The Diagnostics and Genomics segment’s operating margin was 12.2% in the first quarter of fiscal 2022 compared to 17.3% in the first quarter of fiscal 2021. The segment’s operating margin was negatively impacted by acquisitions and additional investments made in the business to support future growth.

Conference Call

Bio-Techne will host an earnings conference call today, November 2, 2021 at 8:00 a.m. CDT. To listen, please dial 1-877-407-9208 or 1-201-493-6784 (for international callers), and reference conference ID 13724007. The earnings call can also be accessed via webcast through the following link https://investors.bio-techne.com/ir-calendar.

A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-844-512-2921or 1-412-317-6671 (for international callers) and referencing Conference ID 13724007.The replay will be available from 11:00 a.m. CDT on Tuesday, November 2, 2021 until 11:00 p.m. CDT on Thursday, December 2, 2021.

Use of non-GAAP Adjusted Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measures include:

•	Organic growth
•	Adjusted diluted earnings per share
•	Adjusted earnings
•	Adjusted tax rate
•	Adjusted gross margin
•	Adjusted operating income
•	Adjusted operating margin

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measure of organic growth represents revenue growth excluding revenue from acquisitions within the preceding 12 months, the impact of foreign currency, as well as the impact of partially owned consolidated subsidiaries. Excluding these measures provides more useful period-to-period comparison of revenue results as it excludes the impact of foreign currency exchange rates, which can vary significantly from period to period, and revenue from acquisitions that would not be included in the comparable prior period. Revenues from partially owned subsidiaries consolidated in our financial statements are also excluded from our organic revenue calculation, as those revenues are not fully attributable to the Company. Revenue from partially owned subsidiaries was $0.4 million for the quarter ended September 30, 2021.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, and adjusted net earnings, in total and on a per share basis, exclude stock-based compensation, the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, acquisition related expenses inclusive of the changes in fair value of contingent consideration, and other non-recurring items including non-recurring costs and gains. Stock-based compensation is excluded from non-GAAP adjusted net earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjection assumptions, variety of award types, and unpredictability of amount and timing of employer related tax obligations. The Company excludes amortization of purchased intangible assets, purchase accounting adjustments, including costs recognized upon the sale of acquired inventory and acquisition-related expenses inclusive of the changes in fair value contingent consideration, and other non-recurring items including gains or losses on legal settlements and one-time assessments from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. Additionally, these amounts can vary significantly from period to period based on current activity. The Company also excludes revenue and expense attributable to partially owned consolidated subsidiaries in the calculation of our non-GAAP financial measures as the revenues and expenses are not fully attributable to the Company.

The Company's non-GAAP adjusted operating margin and adjusted net earnings, in total and on a per share basis, also excludes stock-based compensation expense, which is inclusive of the employer portion of payroll taxes on those stock awards, restructuring, impairments of equity method investments, gain and losses from investments, and certain adjustments to income tax expense. Impairments of equity investments are excluded as they are not part of our day-to-day operating decisions. Additionally, gains and losses from other investments that are either isolated or cannot be expected to occur again with any predictability are excluded. Costs related to restructuring activities, including reducing overhead and consolidating facilities, are excluded because we believe they are not indicative of our normal operating costs. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, customer site closures or supply chain issues resulting from the COVID-19 pandemic, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $931 million in net sales in fiscal 2021 and has over 2,600 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact:	David Clair, Senior Director, Investor Relations & Corporate Development
David.Clair@bio-techne.com
612-656-4416

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED
	9/30/21	9/30/20
Net sales	$257,719	$204,199
Cost of sales	86,722	66,468
Gross margin	170,997	137,731
Operating expenses:
Selling, general and administrative	86,175	72,598
Research and development	21,600	16,041
Total operating expenses	107,775	88,639
Operating income	63,222	49,092
Other income (expense)	4,161	(9,753)
Earnings before income taxes	67,383	39,339
Income taxes	(1,598)	5,944
Net earnings, including noncontrolling interest	$68,981	$33,395
Net earnings (loss) attributable to noncontrolling interest	(634)	-
Net earnings attributable to Bio-Techne	69,615	33,395
Earnings per share:
Basic	$1.78	$0.87
Diluted	$1.69	$0.83
Weighted average common shares outstanding:
Basic	39,094	38,536
Diluted	41,158	40,025

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	9/30/21	6/30/21
ASSETS
Cash and equivalents	$196,321	$199,091
Short-term available-for-sale investments	38,740	32,463
Accounts receivable, net	147,548	145,385
Inventories	117,366	116,748
Other current assets	43,773	16,919
Total current assets	543,748	510,606

Property and equipment, net	207,134	207,907
Right of use asset	71,396	73,834
Goodwill and intangible assets, net	1,436,320	1,459,035
Other assets	11,589	11,575
Total assets	$2,270,187	$2,262,957

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$75,253	$95,960
Contract liabilities	19,121	18,995
Income taxes payable	6,505	5,336
Contingent consideration payable	5,000	4,000
Operating lease liabilities – current	12,001	11,602
Current portion of long-term debt obligations	12,500	12,500
Other current liabilities	3,612	3,891
Total current liabilities	133,992	152,284

Deferred income taxes	98,812	93,125
Long-term debt obligations	287,723	328,827
Operating lease liabilities	65,059	67,625
Long-term contingent consideration payable	17,600	25,400
Other long-term liabilities	20,046	24,462
Stockholders’ equity	1,646,955	1,571,234
Total liabilities and stockholders’ equity	$2,270,187	$2,262,957

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED
	9/30/21	9/30/20
Gross margin percentage – GAAP	66.4%	67.4%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.6%	-%
Amortization of intangibles	4.0%	4.2%
Stock compensation expense - COGS	0.1%	0.3%
Impact of partially owned consolidated subsidiaries	0.1%	-%
Gross margin percentage - Adjusted	71.2%	71.9%

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED
	9/30/21	9/30/20
Operating margin percentage – GAAP	24.5%	24.0%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.6%	-%
Amortization of intangibles	7.1%	7.6%
Acquisition related expenses	(0.9)%	0.1%
Stock-based compensation	5.4%	6.5%
Restructuring costs	0.5%	-%
Impact of partially owned consolidated subsidiaries	0.6%	-%
Operating margin percentage - Adjusted	37.8%	38.2%

BIO-TECHNE CORPORATION

NON-GAAP ADJUSTED CONOLIDATED NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED
	9/30/21	9/30/20
Net earnings before taxes – GAAP	$67,383	$39,339
Identified adjustments attributable to Bio-Techne:
Costs recognized upon sale of acquired inventory	1,512	-
Amortization of intangibles	18,389	15,501
Acquisition related expenses	(2,262)	230
Stock-based compensation, inclusive of employer taxes	13,860	13,333
Restructuring costs	1,185	-
Realized (gain) loss on investments and other	(6,235)	4,351
Impact of partially owned consolidated subsidiaries	1,562	-
Net earnings before taxes – Adjusted	$95,394	$72,754

Non-GAAP tax rate	21.0%	21.5%
Non-GAAP tax expense	20,033	15,609

Non-GAAP adjusted net earnings attributable to Bio-Techne	$75,361	$57,145

Earnings per share - diluted – Adjusted	$1.83	$1.43

BIO-TECHNE CORPORATION

NON-GAAP adjusted tax rate

(In percentages)

(Unaudited)

	QUARTER ENDED
	9/30/21	9/30/20
GAAP effective tax rate	(2.4)%	15.1%
Discrete items	26.3	10.6
Annual tax forecast update	-	-
Long-term GAAP tax rate	23.9%	25.7%

Rate impact items
Stock based compensation	(2.1)	(3.7)%
Other	(0.8)	(0.5)
Total rate impact items	(2.9)%	(4.2)%

Non-GAAP tax rate	21.0%	21.5%

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER ENDED
	9/30/21	9/30/20
Protein Sciences segment revenue	$197,186	$154,446
Diagnostics and Genomics segment revenue	60,985	50,125
Intersegment revenue	(452)	(372)
Consolidated revenue	$257,719	$204,199

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER ENDED
	9/30/21	9/30/20
Protein Sciences segment operating income	$90,100	$70,352
Diagnostics and Genomics segment operating income	7,463	8,674
Segment operating income	97,563	79,026
Corporate general, selling, and administrative	(210)	(964)
Adjusted operating income	97,353	78,062
Amortization of intangibles	(18,389)	(15,501)
Cost recognized upon sale of acquired inventory	(1,512)	-
Acquisition related expenses	2,377	(136)
Impact of partially owned consolidated subsidiaries	(1,562)	-
Stock-based compensation	(13,860)	(13,333)
Restructuring costs	(1,185)	-
Operating income	$63,222	$49,092

BIO-TECHNE CORPORATION

CONDENSED CASH FLOW

(In thousands)

(Unaudited)

	QUARTER ENDED
	9/30/21	9/30/20
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$68,981	$33,395
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	24,734	21,088
Costs recognized on sale of acquired inventory	1,512	-
Stock-based compensation expense	11,737	12,953
Fair value adjustment to available for sale investments	(5,277)	4,351
Contingent consideration payments - Operating	(3,300)
Fair value adjustment to contingent consideration payable	(2,800)	(150)
Other operating activities	(47,153)	(5,628)
Net cash provided by operating activities	48,434	66,009

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(6,070)	(10,938)
Other investing activities	(1,050)	2,800
Net cash provided by (used in) investing activities	(7,120)	(8,138)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends	(12,493)	(12,336)
Proceeds from stock option exercises	37,880	15,418
Long-term debt activity, net	(41,125)	(33,125)
Contingent consideration payments - Financing	(700)
Other financing activity	(23,246)	(4,890)
Net cash provided by (used in) financing activities	(39,684)	(34,933)

Effect of exchange rate changes on cash and cash equivalents	(4,400)	(159)
Net increase (decrease) in cash and cash equivalents	(2,770)	22,779
Cash and cash equivalents at beginning of period	199,091	146,625
Cash and cash equivalents at end of period	$196,321	$169,404